EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Guess?, Inc. 2004 Equity Incentive Plan (as amended and restated effective March 26, 2022) of our reports dated March 24, 2022, with respect to the consolidated financial statements of Guess?, Inc. and the effectiveness of internal control over financial reporting of Guess?, Inc. included in its Annual Report (Form 10-K) for the year ended January 29, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
December 2, 2022